June 18, 2002





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated June 11, 2002 of BioMarin Pharmaceutical Inc. (Commission File Number 000-26727), to be filed with the Securities and Exchange Commission, and are in agreement with all the statements that refer to our firm.


Very truly yours,



Arthur Andersen LLP


cc:      Ms. Kim Tsuchimoto
         Director of Finance and Controller
         BioMarin Pharmaceutical Inc.